Exhibit 10.1

EXECUTION VERSION

SIXTH AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), is made as of July 2, 2021, by and among Oaktree Specialty Lending Corporation, as the collateral manager (together with its permitted successors and assigns, the “Collateral Manager”), OCSL Senior Funding II LLC, as the borrower (the “Borrower”), Citibank, N.A., as administrative agent (the “Administrative Agent”) and Citibank, N.A., as the sole lender (the “Lender”).

R E C I T A L S

WHEREAS, the Collateral Manager, Oaktree Specialty Lending Corporation, as the seller (together with its permitted successors and assigns, the “Seller”), the Borrower, the Administrative Agent, the Lender and Wells Fargo Bank, National Association, as Collateral Agent, are parties to that certain Amended and Restated Loan and Security Agreement, dated as of January 31, 2018 (as the same has been previously amended and may be amended, modified, waived, supplemented, restated or replaced from time to time, the “Loan and Security Agreement”);

WHEREAS, pursuant to Section 13.1 of the Loan and Security Agreement, the Collateral Manager and the Borrower desire to, and have requested that the Administrative Agent agree to, amend certain provisions of the Loan and Security Agreement as provided herein;

WHEREAS, subject to the terms and conditions of this Amendment, the Administrative Agent and Lenders constituting at least the Required Lenders are willing to agree to such amendments to the Loan and Security Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Loan and Security Agreement.

2.    Amendments. The parties to the Loan and Security Agreement agree, effective as of the date set forth above, subject to the terms and conditions set forth herein and in reliance on the representations, warranties, covenants and agreements contained herein, that the Loan and Security Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and underlined text) as set forth on the pages of the Loan and Security Agreement attached as Exhibit A hereto.

3.    Conditions to Effectiveness. This Amendment shall become effective as of the date first written above upon the satisfaction of each of the following conditions:

(A)    the execution and delivery of this Amendment by each party hereto;

(B)    the Borrower has delivered legal opinions of Milbank LLP, each dated as of the date hereof, covering the same matters as the legal opinions provided by Milbank LLP on the Closing Date;

(C)    the Administrative Agent’s receipt of a good standing certificate for the

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Borrower and the Collateral Manager issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower and the Collateral Manager approving this Amendment and the transactions contemplated hereby, certified by its secretary or other authorized officer;

(D)    UCC filings in order for the Collateral Agent to continue to have a valid, legal and perfected security interest in all of the Collateral; and

(E)    payment of all fees due on or prior to the date of this Amendment.

4.    Representations and Warranties. The Borrower hereby represents and warrants that, as of the date first written above, (i) no Event of Default or Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan and Security Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

5.    Reaffirmation. Except to the extent expressly amended by this Amendment, the terms and conditions of the Loan and Security Agreement and other Transaction Documents shall remain in full force and effect. Each of the Transaction Documents, including the Loan and Security Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Loan and Security Agreement as amended hereby, are hereby amended so that any reference in such Transaction Documents to the Loan and Security Agreement, whether direct or indirect, shall mean a reference to the Loan and Security Agreement as amended hereby. This Amendment shall constitute a Transaction Document under the Loan and Security Agreement.

6.    Miscellaneous. This Amendment may be executed in counterparts, each of which shall be and all of which, when taken together, shall constitute one binding agreement. The Article and/or Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day, month and year first above written.

BORROWER

OCSL SENIOR FUNDING II LLC

By:	Oaktree Specialty Lending Corporation:
Its:	Designated Manager

By:	Oaktree Fund Advisors, LLC
Its:	Investment Advisor

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Senior Vice President

By:	/s/ Matthew Stewart
Name: Matthew Stewart
Title: Senior Vice President

[Signature page to Sixth Amendment]

COLLATERAL MANAGER:

OAKTREE SPECIALTY LENDING CORPORATION

By: Oaktree Fund Advisors, LLC
Its: Investment Adviser

By:	/s/ Mary Gallegly
Name:	Mary Gallegly
Title:	Senior Vice President

By:	/s/ Matthew Stewart
Name:	Matthew Stewart
Title:	Senior Vice President

[Signature page to Sixth Amendment]

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:	/s/ Vincent Nocerino
	Name:	Vincent Nocerino
	Title:	Vice President

LENDER:

CITIBANK, N.A.,

By:	/s/ Vincent Nocerino
	Name:	Vincent Nocerino
	Title:	Vice President

[Signature page to Sixth Amendment]

EXHIBIT A

Changes to the Loan and Security Agreement

[see attached]

Execution Version—Conformed through the ~~Fifth~~Sixth Amendment

For informational purposes only

$~~180,000,000~~150,000,000

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

OAKTREE ~~STRATEGIC INCOME~~SPECIALTY LENDING CORPORATION,

(Collateral Manager)

~~OCSI~~OCSL SENIOR FUNDING II LLC,

(Borrower)

~~OAKTREE STRATEGIC INCOME CORPORATION~~OAKTREE SPECIALTY LENDING CORPORATION,

(Seller)

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

(Lenders)

CITIBANK, N.A.,

(Administrative Agent)

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Collateral Agent)

Dated as of January 31, 2018

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

Section 1.1	Certain Defined Terms.
Section 1.2	Other Terms.
Section 1.3	Computation of Time Periods.
Section 1.4	Interpretation.

ARTICLE II

THE VARIABLE FUNDING NOTE

Section 2.1	The Variable Funding Notes.
Section 2.2	Procedures for Advances by the Lenders.	71
Section 2.3	Reduction of the Facility Amount; Principal Repayments.
Section 2.4	Determination of Interest.	75
Section 2.5	Notations on Variable Funding Notes.	75
Section 2.6	Borrowing Base Deficiency Cures.	75
Section 2.7	Priority of Payments.
Section 2.8	Alternate Priority of Payments.	78
Section 2.9	Collections and Allocations.
Section 2.10	Payments, Computations, etc.
Section 2.11	Fees.
Section 2.12	Increased Costs; Capital Adequacy; Illegality.
Section 2.13	Taxes.
Section 2.14	Reinvestment; Discretionary Sales, Substitutions and Optional Sales of Loans.
Section 2.15	Assignment of Sale Agreement.
Section 2.16	Capital Contributions.
Section 2.17	Defaulting Lenders.
Section 2.18	Benchmark Replacement Setting.	94

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1	Conditions to Closing.	96
Section 3.2	Conditions Precedent to All Advances and Acquisitions of Loans.
Section 3.3	Custodianship; Transfer of Loans and Permitted Investments.

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EXHIBITS

EXHIBIT A-1	Form of Funding Notice
EXHIBIT A-2	Form of Repayment Notice
EXHIBIT A-3	Form of Reinvestment Notice
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT A-5	Form of Monthly Report
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Release of Underlying Instruments
EXHIBIT F	Form of Assignment of Underlying Instruments
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Joinder Supplement
EXHIBIT I	Form of U.S. Tax Compliance Certificate
EXHIBIT J	Form of Certificate of Required Loan Documents

SCHEDULES

SCHEDULE I	Legal Names
SCHEDULE II	Approved Valuation Firms
SCHEDULE III	Loan List
SCHEDULE IV	[Reserved]
SCHEDULE V	[Reserved]
SCHEDULE VI	Moody’s Industry Classification Group List
SCHEDULE VII	Existing Unitranche Loans

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments
ANNEX C	Borrowing Base Model
ANNEX D	Diversity Score Model

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of January 31, 2018 by and among:

(1)     OAKTREE STRATEGIC INCOME CORPORATION, a Delaware corporation, as Collateral Manager, prior to the consummation of the OCSI Merger, then OAKTREE SPECIALTY LENDING CORPORATION, a Delaware corporation, as Collateral Manager, on and after the consummation of the OCSI Merger, (together with its permitted successors and assigns, the “Collateral Manager”);

(2)     ~~OCSI~~OCSL Senior Funding II LLC, a bankruptcy remote, special purpose Delaware limited liability company, as borrower (the “Borrower”);

(3)     OAKTREE STRATEGIC INCOME CORPORATION, a Delaware corporation, as seller, prior to the consummation of the OCSI Merger, then OAKTREE SPECIALTY LENDING CORPORATION, a Delaware corporation, as seller, on and after the consummation of the OCSI Merger, (together with its permitted successors and assigns, the “Seller”)

(4)     EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender,” collectively, the “Lenders”);

(5)     CITIBANK, N.A.,, a national banking association (“Citibank”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(6)     WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, (“Wells Fargo”), as the collateral agent hereunder (together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders, and the Administrative Agent are currently party to that Certain Loan and Security Agreement, dated as of January 15, 2015 (as the same has been amended, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”);

WHEREAS, the Borrower, the Lenders, and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Loan Agreement in its entirety; and (ii) set forth the terms and conditions under which the Lenders will, from time to time, purchase the Variable Funding Notes (as defined below) and extend credit thereunder by providing Commitments and making Advances (each as defined below)

“Adjusted Borrowing Value”: For any Eligible Loan, on any date of determination, an amount equal to the lowest of (a) the Outstanding Balance of such Eligible Loan, (b) the Purchase Price multiplied by the funded principal balance of such Loan (exclusive of Accreted Interest), and (c) the Assigned Value for such Eligible Loan on such date multiplied by the funded principal balance of such Loan (exclusive of Accreted Interest); provided that, the parties hereby agree that the Adjusted Borrowing Value of any Loan that is not an Eligible Loan shall be zero.

“Administrative Agent”: Citibank, N.A., in its capacity as administrative agent, together with its successors and assigns, including any successor appointed pursuant to Section 11.9.

“Administrative Expenses”: All fees, expenses and indemnification payments due or accrued and payable by the Borrower to any Person pursuant to any provision of any Transaction Document.

“Advance”: Defined in Section 2.1(b).

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advance Rate”: As of any date of determination, with respect to each Eligible Loan that is (a) a First-Lien ~~Broadly Syndicated Loan, 72.5%, (b) a First Lien Large Middle Market Loan, 70%, (c) a First Lien Traditional Middle Market Loan, 67.5%, (d) a First Lien Lower Middle-Market Loan, 65%, (e) a~~Group A Loan, 70%, (b) a First-Lien Group B Loan, 45%, (c) a Second-Lien ~~Broadly Syndicated~~ Loan, 45%, or (~~f~~d) a ~~Second-Lien Middle-Market Loan, 40%.; provided, that: (i) the portion of any Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan in a principal amount that would result in the related Obligor having a Net Senior Leverage Ratio at any time greater than 4.50 to 1:00, then such portion of such Loan shall be treated as a Second-Lien Loan for Advance Rate purposes; and (ii) (x) the portion of any Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan in a principal amount that would result in the related Obligor having a Senior Debt/EBITDA Ratio at any time greater than 7.00 to 1:00, then such portion of such Loan shall be treated as having an Advance Rate of zero (0) or (y) the portion of any Loan that otherwise qualifies as a Unitranche Loan or a Second Lien Loan that, in each case, is not a Broadly Syndicated Loan in a principal amount that would result in the related Obligor having a Total Debt/EBIDTA Ratio at any time greater than 7.00 to 1.00, then such portion of any such Loan shall have an Advance Rate of zero (0)~~Middle Market Loan, the Advance Rate designated for such Eligible Loan in Schedule VIII hereof. Notwithstanding the foregoing, if after giving effect to the inclusion of any Eligible Loan at its otherwise applicable Advance Rate, the weighted average of the Advance Rates on all Eligible Loans included in the Collateral would exceed ~~71.25%~~the Maximum Portfolio Advance Rate, the otherwise applicable Advance Rate for such Eligible Loan shall be reduced to the extent necessary to eliminate such excess.

“Advances Outstanding”: On any date of determination, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Advisers Act”: The United States Investment Advisers Act of 1940, as amended.

“Affected Party”: The Administrative Agent, the Lenders and each of their respective assigns.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Loan”: Any Loan originated as part of a syndicated loan transaction that has one (1) or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Agreement”: The meaning specified in the Preamble.

“Amortization Period”: The period commencing on the last day of the Reinvestment Period and ending on the date on which all amounts due under the Transaction Documents are paid in full.

“Amortization Advances Outstanding”: Means the Advances Outstanding as of the Reinvestment Period End Date.

“Amortization Principal Reduction Amount”: Means, with respect to:

~~(i) the 4th Payment Date after the Reinvestment Period End Date, the positive difference, if any, of (x) the Advances Outstanding over (y) 85.00% of the Amortization Advances Outstanding;~~

(i)  ~~(ii)~~ each of the ~~5th, 6th, 7th~~2nd and ~~8th~~3rd Payment Dates after the Reinvestment Period End Date, the positive difference, if any, of (x) the Advances Outstanding over (y) ~~78.75%,~~ 72.50%~~,~~ and 66.25% ~~and 60%,~~ respectively of the Amortization Advances Outstanding; and

(ii)  ~~(iii)~~ the Facility Maturity Date, an amount equal to 100% of the Advances Outstanding.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread”: The rate per annum set forth in the Fee Letter.

“Approved Broker-Dealer”: ~~means~~ Bank of America, N.A, The Bank of Montreal, The Bank of New York Mellon, N.A., The Bank of Nova Scotia, Barclays Bank plc, BMO Harris Bank N.A., BNP Paribas, Citibank, N.A., Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., HSBC Bank, JPMorgan Securities LLC, Lloyds TSB Bank, Morgan Stanley & Co., Natixis, The Royal Bank of Scotland plc, Société Générale, UBS AG, Jefferies LLC, Royal Bank of Canada, Wells Fargo, National Association, or any Affiliate or legal successor of any of the foregoing, or such other Person mutually agreed between the Administrative Agent and the Borrower.

“Approved Replacement Collateral Manager”: AEA Middle Market Debt Management LP, Ivy Hill Asset Management L.P., Ares Capital Corporation, Audax Management Company (NY), LLC, Fortress Investment Group LLC, Golub Capital LLC, GSO/Blackstone Debt Funds Management LLC, Madison Capital Funding LLC, NewStar Financial Inc., NXT Capital, LLC, BMO Global Asset Management, Apollo Global Management, Guggenheim Partners, LLC, TPG Capital Babson Capital Management LLC, Antares Capital or MidCap Financial LLC.

“Approved Valuation Firm”: Each valuation firm listed on Schedule II hereto or any other nationally recognized accounting firm or valuation firm mutually agreeable to the Borrower (or the Collateral Manager on behalf of the Borrower) and the Lenders.

“Assigned Value”: With respect to each Loan, as of any date of determination, the value of such Loan (expressed as a percentage of the Outstanding Balance thereof), determined as follows: (a) prior to the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), the Original Assigned Value of such Loan; and (b) following the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), (i) in the case of a Broadly Syndicated Loan with an Observable Market Price that satisfies the Minimum Depth, the Observable Market

Price of such Broadly Syndicated Loan, or (ii) with respect to all other Loans, the most recently determined Value Adjusted Assigned Value of such Loan; provided, that (x) in no event shall any Assigned Value exceed 100% and (y) the Assigned Value for any Loan that is not an Eligible Loan and for any Warranty Loan shall be zero.

Any Assigned Value determined hereunder with respect to any Loan on any date after the date such Loan is transferred to the Borrower shall be communicated by the Controlling Lender to the Borrower, the Collateral Manager, the Administrative Agent, the Collateral Agent and all other Lenders pursuant to an Assigned Value Notice.

“Assigned Value Adjustment Event”: With respect to any Eligible Loan, the occurrence of any one or more of the following events after the Cut-Off Date for such Loan:

(a) with respect to any Broadly Syndicated Loan with an Observable Market Price, the Observable Market Price of such Broadly Syndicated Loan has declined by five (5) percentage points or more from the Original Assigned Value (or from the previous Value Adjusted Assigned Value), expressed as a percentage of par, of such Broadly Syndicated Loan;

(b) with respect to any Loan that is not a Broadly Syndicated Loan, the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is both (i) greater than 4.25x and (ii) greater than 0.50x higher than the Original Net Senior Leverage Ratio;

(c) with respect to any Loan that is not a Broadly Syndicated Loan, the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan is (i) less than 1.50x and (ii) less than 85% of the Original Cash Interest Coverage Ratio;

(d) an Obligor default (i) in the payment of principal or interest under such Loan after giving effect to any applicable grace period (not to exceed five (5) Business Days) or (ii) in the payment of principal or interest under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Loan (after giving effect to any applicable grace period, not to exceed five (5) days);

(e) the Collateral Manager determines, in accordance with the Collateral Manager Standard, that all or a material portion of such Loan is not collectible or otherwise places such Loan on non-accrual status;

(f) the occurrence of a Material Modification with respect to such Loan;

(g) the occurrence of an Insolvency Event with respect to the related Obligor;

(h) such Loan or related Obligor has been subject to a downgrade in rating such that it has a Moody’s Public Rating ~~at or~~ below ~~Caa1~~B3 or a public rating by S&P at or below ~~CCC+~~B-;

“Available Tenor”: As of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Collection Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Collection Period” pursuant to clause (d) of Section 2.18 herein titled “Benchmark Replacement Setting.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: For any day, the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1.50% and (b) the Prime Rate in effect on such day.

“Benchmark”: Initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.18 herein titled “Benchmark Replacement Setting.”

“Benchmark Replacement”: For any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Collection Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Collection Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Collection Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-

prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Collection Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: The period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.18 herein titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.18 herein titled “Benchmark Replacement Setting.”

“Bilateral Loan”: As of any date determination, any Loan in respect of which an amount less than the greater of (i) $10,000,000 and (ii) 10% of the original outstanding principal or commitment amount thereof has been syndicated to lenders other than the Borrower and its Affiliates.

“Borrower”: The meaning specified in the Preamble.

“Borrower’s Notice”: Any (a) Funding Notice or (b) Reinvestment Notice.

“Borrowing Base”: As of any Measurement Date, an amount (calculated under the Borrowing Base Model set forth as Annex C) equal to the least of:

(a) the aggregate sum of (i) for each Eligible Loan as of such date, the sum of the products of (A) the Advance Rate for each such Eligible Loan as of such date and (B) the excess of (x) the Adjusted Borrowing Value of each such Eligible Loan as of such date over (y) the portion of the Excess Concentration Amounts as of such date that is allocable to each such Eligible Loan (determined by allocating Excess Concentration Amounts to the applicable Eligible Loans on a pro rata basis), plus (ii) the amount on deposit in the Principal Collection Account as of such date, minus (iii) the Unfunded Exposure Equity Amount, plus (iv) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount);

(b) (i) the aggregate Adjusted Borrowing Value of all Eligible Loans as of such date, minus (ii) the Excess Concentration Amounts as of such date, minus (iii) the Minimum Equity Amount as of such date, plus (iv) the amount on deposit in the Principal Collection Account as of such date, minus (v) the Unfunded Exposure Equity Amount, plus (vi) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount); and

(c) (i) the Facility Amount, minus (ii) the Unfunded Exposure Equity Amount, plus (iii) amounts on deposit in the Unfunded Exposure Account (such amount not to exceed the Unfunded Exposure Equity Amount).

“Borrowing Base Certificate”: A certificate setting forth the calculation of the Borrowing Base as of each Measurement Date, in the form of Exhibit A-4, prepared by the Collateral Manager.

“Borrowing Base Deficiency”: As of any Measurement Date, an amount equal to the positive difference, if any, of (a) the aggregate Advances Outstanding on such date over (b) the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

“Breakage Costs”: With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting any such amounts), any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), cost or expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than a Payment Date (for avoidance of doubt, the Breakage Costs in respect of any such payment by the Borrower on any Payment Date shall be deemed to be zero). All Breakage Costs shall be due and payable hereunder on each Payment Date in accordance with Section 2.7 and Section 2.8(a). The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Bridge Loan”: Any Loan incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the Obligor with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of the Bridge Loan and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof).

“Broadly Syndicated Loan”: Any Loan that (i) is a broadly syndicated commercial loan, (ii) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, insolvency, moratorium or liquidation proceedings, (iii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens described in clause (b) of the definition of Permitted Liens), (iv) with respect to which the Collateral Manager determines in good faith that the value of the collateral securing such Loan (or the enterprise value of the underlying business) on or about the time of origination equals or exceeds the outstanding principal balance of such Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral, (v) has a Tranche Size of $~~250,000,000~~300,000,000 or greater, and (vi) as of the Cut-Off Date for such Loan, such Loan or the related Obligor has a Moody’s Public Rating and a public rating by S&P and such public ratings are not lower than “B3” by Moody’s and “B-” by S&P.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York; or the location of the funded in connection with the addition of Loan to the Collateral, and (y) in respect of any Collateral Quality Test that is satisfied prior to such Substitution or Advance, that such test remains satisfied after giving effect to such Substitution or Advance.

“Collateral Quality Test”: The Weighted Average Life Test, the Weighted Average Spread Test, the Maximum Moody’s Rating Factor Test and the Diversity Score Test.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Facility Amount and, for each Lender, the amount opposite such Lender’s name on Annex B hereto or on Schedule I to the Joinder Supplement relating to such Lender.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount pursuant to Section 2.3(a), an amount equal to the product of (a) the amount of such reduction multiplied by (b) the applicable Commitment Reduction Percentage.

“Commitment Reduction Percentage”: The meaning ascribed thereto in the Fee Letter.

“Concentration Limits”: As of any date of determination, the concentration limitations set forth below (unless the Controlling Lender, following the request of the Borrower, or the Collateral Manager on its behalf, has agreed that a Loan shall not be subject to a particular Concentration Limit):

(a)

(1) the aggregate Outstanding Balance of the Eligible Loans of each of the Obligors with the three highest Outstanding Balances of all Eligible Loans shall not exceed ~~6.67~~7.5% of the Concentration Test Amount; and

(2) the aggregate Outstanding Balance of the Eligible Loans of any Obligor (excluding the Loans considered under clause (1) above) shall not exceed 5% of the Concentration Test Amount;

(b)	the sum of Outstanding Balances of all Eligible Loans with Obligors:

~~(i)~~	~~in the Industry with the highest aggregate Outstanding Balances shall not exceed 20.0% of the Concentration Test Amount;~~

(i)	~~(ii)~~ in the Industry with the highest and second highest aggregate Outstanding Balances shall not exceed 17.5% of the Concentration Test Amount;

(ii)	~~(iii)~~ in the Industry with the third highest aggregate Outstanding Balances shall not exceed 15.0% of the Concentration Test Amount;

(iii)	~~(iv)~~ in the Industry with the fourth ~~and fifth~~ highest aggregate Outstanding Balances each shall not exceed 12.5% of the Concentration Test Amount; and

(iv)	~~(v)~~ in any Industry (other than the Industries considered under clauses (i) - (~~iv~~iii) above) shall not exceed 10.0% of the Concentration Test Amount;

(c)	with respect to all Loans other than Broadly Syndicated Loans:

(i)

the sum of Outstanding Balances of all Eligible Loans (other than Unitranche Loans) for which the Senior Debt/EBITDA Ratio of the related Obligor is greater than 4.50:1.00 shall not exceed 15% of the Concentration Test Amount measured as of the Cut-Off Date for each applicable Eligible Loan;

(ii)

the sum of Outstanding Balances of all Eligible Loans for which the Total Debt/EBITDA Ratio of the related Obligor is greater than 6.00:1.00 shall not exceed (x) 20% of the Concentration Test Amount measured based on such ratio for each Obligor as of the Cut-Off Date for each applicable Eligible Loan or (y) 25% measured based on such ratio for each Obligor on a current basis as of the relevant date of determination; and

(iii)

the sum of Outstanding Balances of all Eligible Loans for which the EBITDA of the related Obligor is less than $15,000,000 shall not exceed 7.5% of the Concentration Test Amount, excluding, however, Technology-Driven Growth Companies, which shall not exceed 10% of the Concentration Test Amount;

(iv)	the sum of Outstanding Balances of all Cov-Lite Loans that are Eligible Loans shall not exceed 12.5% of the Concentration Test Amount;

(v)

the sum of Outstanding Balances of all Eligible Loans for which the related Obligor’s pro forma ratio of equity to total capital is less than 30.0% shall not exceed 15.0% of the Concentration Test Amount measured as of the Cut-Off Date for each applicable Eligible Loan;

(vi)

the sum of Outstanding Balances of all Unitranche Loans that are Eligible Loans for which the Total Debt/EBITDA Ratio of the related Obligor is equal to or greater than 4.25:1.00 shall not exceed 15% of the Concentration Test Amount; provided that this limit shall be deemed to be met at any time the Eligible Loans that are Unitranche Loans otherwise subject to this limit consist solely of the Loans identified on Schedule VII and any other Loans approved by the Administrative Agent in its sole discretion; provided further, only those Eligible Loans that are Unitranche Loans that are not identified on Schedule VII, not approved by the Administrative Agent or in the future become subject to this limit shall constitute the Excess Concentration Amount for this clause (vi);

(d)	the sum of Outstanding Balances of all ~~First Lien Last Out Loans and~~ Second Lien Loans that are Eligible Loans shall not exceed ~~20~~5% of the Concentration Test Amount;

(e)	~~the sum of Outstanding Balances of all Second Lien Loans that are Eligible Loans shall not exceed 20% of the Concentration Test Amount~~[reserved];

(f)

the sum of the Outstanding Balances of all Eligible Loans with Obligors Domiciled in the country or countries listed below shall not exceed the applicable percentage of the Concentration Test Amount specified below:

All countries (in the aggregate) other than the United States	10%
Any individual Group 1 Country	10%
Any individual Group 2 Country	5%
Any individual Group 3 Country	2.5%

(g)

the sum of Outstanding Balances (including ~~funded and~~only the unfunded commitments) of all Revolving Loans and Delayed Draw Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount;

(h)	the sum of Outstanding Balances of all Cov-Lite Loans that are Eligible Loans shall not exceed 65% of the Concentration Test Amount;

(i)	the sum of Outstanding Balances of all Current Pay Loans that are Eligible Loans shall not exceed 5% of the Concentration Test Amount;

(j)	the sum of Outstanding Balances of all Eligible Loans that are not payable in Dollars shall not exceed 10% of the Concentration Test Amount;

(k)	the sum of Outstanding Balances of all Fixed Rate Loans that are Eligible Loans shall not exceed ~~10~~5% of the Concentration Test Amount;

(l)	the sum of Outstanding Balances of all Eligible Loans that provide for scheduled payments of interest less frequently than quarterly shall not exceed ~~10~~5% of the Concentration Test Amount;

(m)	the sum of Outstanding Balances of all Bilateral Loans that are Eligible Loans shall not exceed 25% of the Concentration Test Amount;

(n)	[reserved];

(o)	the sum of Outstanding Balances of all DIP Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount;

(p)	[reserved]

(q)

the sum of Outstanding Balances of all Eligible Loans that have a Moody’s Public Rating of “Caa” or lower or a public rating by S&P of “CCC” or lower shall not exceed 10% of the Concentration Test Amount;

(r)	~~(p)~~ the sum of Outstanding Balances of all Loans governed by the laws of any territories of the United States that are Eligible Loans shall not exceed 5% of the Concentration Test Amount; and

(s)	~~(q)~~ the sum of Outstanding Balances of all Discount Loans that are Eligible Loans shall not exceed 10% of the Concentration Test Amount.

“Concentration Test Amount”: (i) during the Ramp-Up Period, the greater of (a) $~~180,000,000~~150,000,000 and (b) the sum of the aggregate Outstanding Balance of all Eligible Loans plus the balance of Cash and Permitted Investments in the Principal Collection Account, (ii) at all times thereafter during the Reinvestment Period, the sum of the aggregate Outstanding Balance of all Eligible Loans plus the balance of Cash and Permitted Investments in the Principal Collection Account and (iii) during the Amortization Period, the amount determined pursuant to clause (ii) of this definition as of the last day of the Reinvestment Period.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling Lender”: The Lender(s) holding a majority of the aggregate outstanding amount of the Commitments (or, if the Commitments have been terminated, the Advances) until all amounts payable hereunder with respect to the Advances are paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) and the Commitments have terminated.

“Corporate Trust Office”: The applicable designated corporate trust office of the Collateral Agent specified on Annex A hereto, or such other address within the United States as the Collateral Agent may designate from time to time by notice to the Administrative Agent.

“Corresponding Tenor”: With respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cov-Lite Loan”: Any Loan that: (a) does not contain any financial covenants; or (b) requires the underlying obligor to comply with an Incurrence Covenant, but does not require the underlying obligor to comply with a Maintenance Covenant; provided, that, a loan described in clause (a) or (b) above which either contains a cross-default or cross-acceleration provision to another loan of the underlying obligor forming part of the same loan facility that requires the underlying obligor to comply with a Maintenance Covenant will be deemed not to be a Cov-Lite Loan.

“Covenant Compliance Period”: The period beginning on the Closing Date and ending on the date on which all Commitments have been terminated and the Obligations have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted).

“Credit Improved Loan”: Any Loan that, in the Collateral Manager’s reasonable judgment, has significantly improved in credit quality after it was acquired by the Borrower.

“Credit Risk Loan”: Any Loan that, in the Collateral Manager’s reasonable judgment, has a significant risk of declining in credit quality and, with the passage suffering an Assigned Value Adjustment Event.

“Current Pay Loan”: Any Loan (other than a DIP Loan) the issuer or obligor of which otherwise would not satisfy clause (e) of the definition of “Eligible Obligor,” but as to which (i) no payments are due and payable that are unpaid, (ii) in respect of which the Collateral Manager has certified to the Administrative Agent in writing that it believes, in its reasonable business judgment, that (1) the issuer or obligor of such Loan is current on all interest payments, principal payments and other amounts due and payable thereunder and will continue to make scheduled payments of interest thereon and will pay the principal thereof and all other amounts due and payable thereunder by maturity or as otherwise contractually due, (iii) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Loan and all interest and principal payments due thereunder have been paid in cash when due, (iv) the Assigned Value thereof is at least 80% and (v) (1) has a Rating by Moody’s of at least “Caa1” and an Assigned Value of at least 80% or (2) has a Rating by Moody’s of at least “Caa2” and an Assigned Value of at least 85%.

“Cut-Off Date”: With respect to each Loan, the date such Loan becomes part of the Collateral.

“Daily Simple SOFR”: For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit (unless such notification or statement is based exclusively on such Lender’s good faith assertion that a condition precedent to funding has not or cannot be satisfied); (iv) has failed, within two Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement, (v) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; or (vi) has become the subject of a Bail-in Action; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Amount”: The meaning specified in Section 2.2(e)(i).

full and in cash, of the Loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan and related Underlying Instruments. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.

“Discount Loan”: Any Loan that has an Assigned Value of less than 90% as of the Cut-Off Date.

“Discount Margin”:    The meaning set forth in the Fee Letter.

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“Dispute Resolution Procedures”: With respect to any Disputed Loan, the following procedures: (i) first, the Collateral Manager and the Controlling Lender shall consult with each other in an attempt to resolve the related dispute in a timely and reasonable manner and (ii) if such consultation does not resolve the dispute within one (1) Business Day of the Administrative Agent’s receipt of notice of such dispute, then (A) if such Disputed Loan is a Broadly Syndicated Loan, (w) the Collateral Manager and the Administrative Agent each shall seek bid quotations from two or more independent, non-affiliated qualified broker-dealers trading in such Loan (each an “Independent Dealer”) for each such Disputed Loan (each, an “Independent Bid”), (x) for each Disputed Loan for which there are two or more Independent Bids at 3:00 p.m. on the following Business Day (the “Resolution Time”), the Value Adjusted Assigned Value shall be recalculated by the Administrative Agent based on the average of the Independent Bids, (y) for each Disputed Collateral Loan for which there is one Independent Bid at the Resolution Time, the Value Adjusted Assigned Value shall be recalculated by the Administrative Agent based on the lower of such Independent Bid and the Controlling Lender’s determination and (z) for each Disputed Loan for which there is no Independent Bid at the Resolution Time, the Controlling Lender’s determination shall continue to apply or (B) if such Disputed Loan is not a Broadly Syndicated Loan, the Borrower (or the Collateral Manager on its behalf) may, at the Borrower’s expense, retain an Approved Valuation Firm to value such Disputed Loan, and if such Approved Valuation Firm provides a valuation within ten (10) Business Days of the Borrower’s receipt of the related Assigned Value Notice, such valuation shall be deemed to be the “Value Adjusted Assigned Value” in lieu of the disputed determination of the Controlling Lender.

“Diversity Score”: A single number that indicates the concentration of Eligible Loans included in the Collateral in terms of both issuer and industry concentration. The Diversity Score for the Loans is calculated as set forth in Annex D.

“Diversity Score Test”: As of any date of determination with respect to Eligible Loans included in the Collateral, a test that is satisfied if the Diversity Score is equal to or greater than ~~14~~15.

“Dodd-Frank”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203 (2010).

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Domicile” or “Domiciled”:    With respect to any Obligor:

(a) except as set forth in clause (b), its country of organization; and

(b) if it is organized in Ireland and either less than a majority of its tangible assets are located in Ireland or less than a majority of its operating revenues are derived in Ireland, the jurisdiction in which a substantial portion of its tangible assets are located or the jurisdiction in which a substantial portion of its operating revenues are derived, determined and selected by the Collateral Manager in its commercially reasonable discretion (such determinations pursuant to this clause (b) to be made on the date of the Borrower’s acquisition of the applicable Loan and not modified by subsequent events).

“Early Opt-in Election”: If the then-current Benchmark is LIBOR, the occurrence of:

(1)

a determination by the Administrative Agent that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to the Borrower described in clause (2) below and are publicly available for review), and

(2)	the election by the Administrative Agent to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Borrower.

“EBITDA”: With respect to the Relevant Test Period with respect to the related Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for such Loan (together with all add-backs and exclusions as designated in such Underlying Instruments), and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligors on such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such Relevant Test Period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“.EDF”: With respect to any Loan, the lowest 5 year expected default frequency for such Loan as determined by running the current version Moody’s RiskCalc in both the Financial Statement Only (FSO) and the Credit Cycle Adjusted (CAA) modes, as calculated by the Collateral Manager; provided, that the Administrative Agent shall have the right (in its sole discretion) to amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such recalculated .EDF shall apply. The Collateral Manager shall provide the Administrative Agent with the .EDF and the information necessary to calculate such .EDF upon request from the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent; “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Loan”: Each Loan (A) for which the Administrative Agent and the Collateral Agent have received (or, in accordance with the definition of “Required Loan Documents” or Section 3.2(i) will receive) the related Required Loan Documents; ~~and~~ (B) that is listed on the Loan List; and (C) that satisfies each of the following eligibility requirements (unless the Controlling Lender in its sole discretion agree to waive any such eligibility requirement with respect to such Loan):

(a) as of the Cut-Off Date, such Loan is a First Lien Broadly Syndicated Loan, First-Lien Large Middle-Market Loan, First-Lien Traditional Middle-Market Loan, First Lien Lower Middle-Market Loan, Second-Lien Broadly Syndicated Loan, DIP Loan or Second-Lien Middle-Market Loan;

(b) as of the Cut-Off Date, such Loan had an original term to stated maturity that did not exceed seven and one half (7.5) years or, in the case of Second Lien Loans representing not more than 12.5% of the Concentration Test Amount, eight (8) years;

(c) other than in the case of Loans subject to hedging arrangements reasonably satisfactory to the Administrative Agent, except as permitted by the Concentration Limits, such Loan is payable in Dollars and does not permit the currency in which such Loan is payable or place of payment (other than the United States) to be changed without lender consent;

(d) with respect to a Loan that is not a Broadly Syndicated Loan, except as permitted by the Concentration Limits, the related Obligor’s pro forma ratio of equity to total capital is not less than 30% as of the Cut-Off Date;

(e) with respect to a Loan that is not a Broadly Syndicated Loan, the Total Debt/EBITDA Ratio of the related Obligor is 7.0 to 1.00 or less as of the Cut-Off Date;

(f) ~~with respect to a Loan with an Obligor that is a Technology Driven Growth Company,~~ the Administrative Agent shall have approved such Loan in its sole discretion;

(g) the acquisition (including the manner of acquisition, ownership, enforcement and disposition) of such Loan did not and will not subject the Borrower to any tax, fee or governmental charge unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such tax, fee or governmental charge on an after-tax basis;

(h) no selection procedures adverse to the interests of the Administrative Agent or the Lenders have been utilized by the Borrower or the Collateral Manager, as applicable, in the selection of the Loan;

(i) the acquisition of such Loan will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(j) other than a DIP Loan, such Loan is not a financing by a debtor-in-possession pursuant to any proceeding under Insolvency Law;

(k) such Loan is not underwritten as a real estate or construction loan and the primary Underlying Asset for such Loan is not real property;

(l) such Loan is in the form of indebtedness for United States federal income tax purposes;

(m) such Loan is not (i) delinquent in payment of principal, interest or any other amounts required to be paid thereunder (determined without regard to any waiver or forbearance) or (ii) in breach of any financial covenant or negative pledge covenant set forth in its Underlying Instruments or (iii) subject to any other “event of default” (however described in the underlying documentation for such Loan);

(n) as of the Cut-Off Date, such Loan and any Underlying Assets (or, with respect to clause (ii), the acquisition thereof and granting of a security interest to the Collateral Agent therein) (i) have not, and will not, be used by the related Obligor in any manner or for any purpose that would result in any material risk of liability being imposed upon the Borrower or any Secured Party under any Applicable Law, judgments, order or agreements relating or addressing the environment, health or safety and (ii) comply in all material respects with, and will not violate any Applicable Law or cause any Lender (in its commercially reasonable judgment) to fail to comply with any

(qq) such Loan is not a Bridge Loan, a Zero-Coupon Loan, a Letter of Credit, or an unsecured loan;

(rr) if such Loan is a Floating Rate Loan, the index used to determine the current rate of interest on such Loan is reset no less frequently than every six months;

(ss) except as permitted under the Concentration Limits, such Loan has an Original Assigned Value of not less than ~~90~~85%;

(tt) if such Loan is a Cov-Lite Loan and not a Broadly Syndicated Loan, the EBITDA of the related Obligor of such Loan is equal to or greater than $50,000,000;

(uu) the Underlying Instruments related to such Loan have been delivered to the Collateral Agent;

(vv) such Loan is not a loan primarily for personal, family or household use;

(ww) if such Loan is not a Broadly Syndicated Loan and has a Moody’s Public Rating or is publicly rated by S&P, such Moody’s Public Rating or public rating by S&P is at least “B3” or “B-”, as applicable, as of the Cut-off Date;

(xx)   such Loan has a Tranche Size of $250,000,000 or greater and an Observable Market Price with a depth of at least one;

(yy)     ~~(xx)~~ such Loan is not issued by a sovereign, or by a corporate Obligor domiciled (and with respect to which substantially all of the Underlying Assets securing the Loan are located in) in a country, which sovereign or country on the date on which such Loan is acquired by the Borrower imposed foreign exchange controls that effectively limit the availability or use of Dollars to make when due the scheduled payments of principal thereof and interest thereon.;

(zz) such Loan has a Discount Margin less than 1,350; and

(aaa) if such Loan has a Discount Margin greater than 950, there is an Observable Market Price with respect to such Loan with a depth of at least two.

Each Loan listed on the Loan List attached as Schedule III hereto shall be deemed to be an Eligible Loan.

“Eligible Obligor”: On any date of determination, any Obligor that:

(a) is a business organization (and not a natural person) that is an operating company or a holding company and duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security”: Any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.

“Equityholder”: Oaktree Strategic Income Corporation, a Delaware corporation, prior to the consummation of the OCSI Merger, then Oaktree Specialty Lending Corporation, a Delaware corporation, as Collateral Manager, on and after the consummation of the OCSI Merger, (together with its permitted successors and assigns).

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that there is a material difference in the rate at which Dollars are being offered to such Lender in the London interbank market and the cost to such Lender of making, funding or maintaining any Advance, (c) any Lender shall have notified the Administrative~~

~~Agent, the Collateral Agent, the Collateral Manager and the Borrower of the inability of such Lender, as applicable, to obtain Dollars in the London interbank market to make, fund or maintain any Advance, (d) adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any relevant LIBOR Period, (e) the administrator of the LIBOR Rate as published on the applicable Bloomberg screen page (or another commercially available source providing quotations of the LIBOR Rate) or any central bank or Governmental Authority having jurisdiction over the Administrative Agent or any Lender has made a public statement identifying a date after which the LIBOR Rate shall no longer be made available (or used for determining interest rates of loans), or (f) loans of the type contemplated in this Agreement are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.~~

“Events of Default”: The meaning specified in Section 9.1.

“Excepted Persons”: The meaning specified in Section 13.13(a).

“Excess Concentration Amount” means, as of any date of determination prior to the Facility Maturity Date, the sum of, for each Concentration Limit, the amount by which the aggregate Outstanding Balance of all Eligible Loans subject to such Concentration Limit exceeds such Concentration Limit, as applied sequentially and without duplication in accordance with the Borrowing Base Model set forth in Annex C.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (i) Any amount received in the Collection Account with respect to any Loan included as part of the Collateral, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the Seller or any other Person from whom the Borrower purchased such Loan (including, without limitation, interest accruing prior to the date such Loan is purchased by the Borrower), (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments or (v) any amount deposited into the Collection Account in error.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.13(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Reserve Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Expense Reserve Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Expense Reserve Account Amount”: At any time, an amount equal to $50,000 minus the available balance of the Expense Reserve Account at such time.

“Facility Amount”: Initially the Maximum Facility Amount, as such amount may vary from time to time pursuant to Section 2.3 hereof; provided that on or after the Reinvestment Period End Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Maturity Date”: July 18, ~~2023~~2024 (or, if such day is not a Business Day, the next succeeding Business Day).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter”: The Fee Letter, dated as of the date hereof, from Borrower to the Administrative Agent and the Lenders, and acknowledged by the Collateral Manager, as the same may be amended, restated, modified or supplemented from time to time.

“Fees”: All fees required to be paid by the Borrower pursuant to this Agreement and the Fee Letter.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor”: Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First-Lien Broadly Syndicated Loan”: Any First Lien Loan that is a Broadly Syndicated Loan.

“First-Lien Large Middle-Market Loan”: A First Lien Loan that is a Middle Market Loan with an Obligor that has EBITDA greater than $50,000,000 and a Tranche Size of $150,000,000 or greater.

“First Lien Loan”: any Loan that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting collateral for the Loan, subject to any expressly permitted liens under the applicable Underlying Instruments for such Loan, including those set forth in “permitted liens” as defined in such Underlying Instruments, or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, subject to any expressly permitted liens under the applicable Underlying Instruments for such Loan, including those set forth in “permitted liens” as defined in such Underlying Instruments, or such comparable definition if “permitted liens” is not defined in such Underlying Instruments, (iii) for which Liens on the assets constituting collateral securing any other outstanding Indebtedness of the Obligor (including Liens securing Second Lien Loans, but otherwise excluding expressly permitted liens referred to in (i) and (ii) above) is expressly subject to and contractually or structurally subordinate to the priority claim under the Underlying Instruments governing such Loan or the related documentation of the “first lien” lenders under such “First Lien Loan”, and (iv) is not a First Lien Last Out Loan. Notwithstanding the foregoing, if, at any time, the Senior Debt / EBITDA Ratio of an Obligor with respect to a Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan exceeds 4.50 to 1.00, the portion of such Loan in a principal amount that results in such excess shall be treated as a Second-Lien Loan for Advance Rate and Concentration Limit purposes.

“First-Lien Group A Loan”: A First Lien Loan that, as of the Cut-Off Date for such Loan, has or the related Obligor has a Moody’s Public Rating and a public rating by S&P and such public ratings are not lower than “B3” by Moody’s and “B-” by S&P.

“First-Lien Group B Loan”: A First Lien Loan that, as of the Cut-Off Date for such Loan is not a First-Lien Group A Loan.

“First Lien Last Out Loan”: Any Loan that is a senior secured loan that, prior to an event of default under the applicable Underlying Instruments, is entitled to receive payments pari passu with other senior secured loans of the same Obligor and secured by the same collateral, but following an event of default under the applicable Underlying Instruments, such

Loan becomes fully subordinated to other senior secured loans of the same Obligor and secured by the same collateral and is not entitled to any payments until such other senior secured loans are paid in full.

“First Lien Lower Middle-Market Loan”: A First Lien Loan that is a Middle Market Loan with an Obligor that has EBITDA less than $25,000,000.

“First-Lien Traditional Middle-Market Loan”: A First Lien Loan that is a Middle Market Loan with either (i) an Obligor that has EBITDA greater than $25,000,000 and less than $50,000,000 or (ii) an Obligor that has EBITDA greater than $50,000,000 and a Tranche Size of less than $150,000,000.

“Fixed Rate Loan”: A Loan other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan (i) that provides for scheduled payments of floating-rate interest in cash on a semi-annual or more frequent basis, (ii) under which the interest rate payable by the Obligor thereof is based on a prime rate or the London Interbank Offered Rate, plus some specified interest percentage in addition thereto, and (iii) that provides that such interest rate will reset immediately (or at the end of designated interest period) upon any change in the related prime rate or the London Interbank Offered Rate.

“Floor”: The benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR, which will be zero (0).

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Funding Date”: With respect to any Advance, the Business Day of receipt by the Administrative Agent and Collateral Agent of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “General Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“General Intangible”: The meaning specified in Section 9-102(a)(42) of the UCC.

name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Interest Collections”: All (a) payments of interest and delayed compensation (representing compensation for delayed settlement) received in Cash by or on behalf of the Borrower on the Collateral, including the accrued interest received in connection with a sale thereof, (b) principal and interest payments received by or on behalf of the Borrower on Permitted Investments purchased with Interest Collections and (c) all amendment and waiver fees, late payment fees, prepayment fees, ticking fees and other fees received by the Borrower; provided that Interest Collections shall not include (x) Sale Proceeds representing accrued interest that are applied toward payment for accrued interest on the purchase of a Loan (including in connection with a Substitution) and (y) interest received in respect of a Loan (including in connection with any sale thereof), which interest was purchased with Principal Collections.

“Interest Rate”: (a) The ~~LIBOR Rate~~Benchmark plus (b) the Applicable Spread~~; provided that, upon and during the occurrence of a Eurodollar Disruption Event and upon the occurrence of an Event of Default, “Interest Rate” shall mean the Base Rate plus the Applicable Spread~~.

“Intermediary”: (a) A Clearing Corporation or (b) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity, which in each case is not an Affiliate of the Borrower or the Collateral Manager.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans, Permitted Investments and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Property”: The meaning specified in Section 9-102(a)(49) of the UCC.

“IRS”: The United States Internal Revenue Service.

“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit H to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(d), a copy of which shall be delivered to the Collateral Agent and the Collateral Manager.

“Lender”: The meaning specified in the Preamble, including Citibank, N.A., and each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower as contemplated by Section 2.1(d) (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or participant).

“Letter of Credit”: A facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an Underlying Instrument, (ii) in the event that the LC is drawn upon and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees that it receives for providing the LC to the lender/participant.

“LIBOR”: The London interbank offered rate for U.S. dollars.

~~“LIBOR Rate”: For any LIBOR Period, the greater of (x) zero and (y) the “ICE LIBOR” rate per annum (“ICE LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) for a three-month maturity at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LIBOR Period; provided that, if such day is not a Business Day, the immediately preceding Business Day.~~

~~“LIBOR Period”: Initially, the period commencing on, and including, the Closing Date and ending on, but excluding, the first Payment Date and thereafter, each successive period commencing on, and including, the last day of the immediately preceding LIBOR Period and ending on, but excluding, succeeding Payment Date; provided that the first LIBOR Period for any Advance made after the Closing Date shall commence on, and include the Advance Date and end on, but exclude the first Payment Date thereafter.~~

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Loan”: Any commercial loan which (a) is sourced, originated or purchased by the Seller or any of its Affiliates in the ordinary course of business and which the Borrower acquires; (b) is not a bond or a note and (c) is issued or made pursuant to a credit agreement.

“Loan List”: The list of Eligible Loans set forth on Schedule III attached hereto.

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Agent, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly

(c) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than Permitted Liens) on any of the Underlying Assets securing such Loan;

(d) modifies, terminates, substitutes, alters or releases (other than as permitted by such Underlying Instruments) the Underlying Assets securing such Loan, and each such modification, termination, substitution, alteration or release, as determined in the sole reasonable discretion of the Controlling Lender, materially and adversely affects the value of such Loan;

(e) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Permitted Lien”, “Net Senior Leverage Ratio” or “Cash Interest Coverage Ratio” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole reasonable discretion of the Controlling Lender, is materially adverse to any Lender; or

(f) reduces or forgives any or all of the principal amount due under such Loan.

“Maximum Facility Amount”: With respect to the Advances, $~~180,000,000~~150,000,000, as may be increased pursuant to Section 2.1.

“Maximum Moody’s Rating Factor Test”: A test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Eligible Loans included in the Collateral (excluding Middle Market Loans) is less than or equal to 3550.

“Maximum Portfolio Advance Rate”: As of any date of determination, the Advance Rate corresponding to the Diversity Score of the Eligible Loans included in the Collateral as of such date, as set forth below:

Diversity Score (x) at any time	Max Portfolio Advance Rate
x < 5	50%
5 ≤ x < 10	55%
10 ≤ x < 15	60%
15 ≤ x < 18	65%
x ≥18	70%

“Measurement Date”: Each of (i) the Closing Date; (ii) the date of any Borrower’s Notice; (iii) the date that a Responsible Officer of the Collateral Manager has actual knowledge of the occurrence of any Assigned Value Adjustment Event described in clauses (c), (d), (e) or (f) of the definition thereof; (iv) the date that the Assigned Value of any Loan is adjusted as a result of an Assigned Value Adjustment Event (v) the date on which any Loan included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Loan” (other than any criteria thereof waived by the Controlling Lender); (vi) the date of, or immediately prior to, each Reinvestment, Discretionary Sale or Optional Sale pursuant to Section 2.14 and Section 3.2, as applicable; (vii) each Reporting Date; (viii) the date of any Repayment Notice if the Advances are not repaid in full pursuant to such Repayment Notice; (ix) each Determination Date and (x) each other date requested by the Controlling Lender.

“Middle Market Loan”: A Loan that is ~~not a Broadly Syndicated Loan~~designated as a Middle Market Loan, as of the Sixth Amendment Closing Date, in Schedule VIII hereof .

“Minimum Depth”: With respect to any price quote used to determine the Assigned Value of a Broadly Syndicated Loan hereunder, a depth of two.

“Minimum Equity Amount”: As of any Measurement Date, ~~the greater of (i)~~ $25,000,000 ~~and (ii) the aggregate amount of the Outstanding Balance of the five Eligible Loans having the largest Outstanding Balances as of such date (where multiple Eligible Loans related to the same Obligor shall be treated as a single exposure for purposes of calculating Outstanding Balances).~~.

“Monthly Report”: Defined in Section 6.8(d).

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Derived Rating”: With respect to any Loan, as of any date of determination, the rating determined in accordance with the following order of priority:

(a) if the Obligor has a senior unsecured obligation that is publicly rated by Moody’s, such rating by Moody’s;

(b) if the preceding clause does not apply, but the Obligor has a subordinated obligation that is publicly rated by Moody’s, then:

if such rating by Moody’s is at least “B3” (and, if rated “B3,” not on watch for downgrade), the Moody’s Derived Rating shall be the rating which is one rating subcategory higher than such rating by Moody’s, or if such rating by Moody’s is less than “B3” (or rated “B3” and on watch for downgrade), the Moody’s Derived Rating shall be such rating by Moody’s;

(c) if the preceding clauses do not apply, but the Obligor has a senior secured obligation that is publicly rated by Moody’s, then:

(a) if the Obligor of such Loan has a corporate family rating by Moody’s, then such corporate family rating; and

(b) if such Loan is publicly rated by Moody’s, such public rating.

“Moody’s Rating Factor”: For the Eligible Loans included in the Collateral, the number set forth in the table below opposite the Moody’s default probability rating (determined using then-current market methodology) of such Eligible Asset:

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s RiskCalc Rating”: As of any date of determination, for any Loan that satisfies the Pre-Qualifying Conditions, the lowest of (a) the Collateral Manager’s internal rating, (b) the rating that is one rating subcategory below the “Maximum Rating” based on the .EDF for such Loan, in each case determined in accordance with the table below and (c) a rating of “B3” (and the Collateral Manager shall give the Administrative Agent notice of such Moody’s RiskCalc Rating):

Lowest .EDF	Maximum Rating
.baa3 and above	Ba3
.ba1, .ba2, .ba3 or .b1	B2
.b2	B3
.b3	Caa2

“Permitted PIK Loan”: Any Loan with respect to which (a) the related Underlying Instruments (i) require a portion of the interest due thereon to be paid in cash on each payment date therefor and do not permit such portion to be deferred or capitalized and (ii) permit the related Obligor to defer or capitalize the remaining portion of the interest due thereon, and (b) (x) if such Loan pays interest at a fixed rate, the interest rate applicable thereto required to be paid in cash is equal to or greater than the zero-coupon swap rate of a fixed/floating interest rate swap with a term of five (5) years, determined as of the date of origination of such Loan, or (y) if such Loan pays interest at a floating rate, the interest rate applicable thereto required to be paid in cash is greater than the ~~LIBOR~~Interest Rate, plus 2.50%.

“Permitted Securitization”: Any private or public term or conduit securitization transaction undertaken by the Borrower where the Administrative Agent or an Affiliate thereof acts as placement agent (or in a similar capacity) that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pre-Qualifying Conditions”: With respect to any Loan, conditions that will be satisfied if the Obligor with respect to the applicable Loan satisfies the following criteria:

(a) the Borrower or the Collateral Manager is in possession of the most recent two years of financial statements, whether audited or unaudited;

(b) the Obligor’s EBITDA is equal to or greater than U.S.$5,000,000;

(c) the Obligor’s annual sales are equal to or greater than U.S.$10,000,000;

(d) the Obligor’s book assets are equal to or greater than U.S.$10,000,000; and

(e) the Obligor is a private company with no Moody’s Public Rating.

“Prime Rate”: The rate announced by Citibank (for so long as Citibank is the Administrative Agent or Citibank is a Lender, otherwise the Administrative Agent) from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by such Person or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Account”: A Securities Account created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in

“Ramp-Up Period”: the period commencing on the Closing Date and ending on the earlier to occur of (x) the initial date on which the aggregate Outstanding Balance of all Eligible Loans exceeds $270,000,000 and (y) November 18, 2018 (or, if such day is not a Business Day, the next succeeding Business Day).

“Rating”: With respect to any Loan, (i) with respect to Moody’s, (x) if such Loan has a Moody’s Public Rating, such rating, (y) if such Loan does not have a Moody’s Public Rating, but a Moody’s RiskCalc Rating can be determined with respect thereto, either such Moody’s RiskCalc Rating or the Moody’s Derived Rating thereof, at the option of the Collateral Manager, or (z) if such Loan does not have a Moody’s Public Rating, and a Moody’s RiskCalc Rating cannot be determined with respect thereto, the Moody’s Derived Rating thereof and (ii) with respect to S&P, if such Loan has a public rating by S&P, such rating.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: The meaning specified in Section 13.16(b).

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reinvestment”: The meaning specified in Section 2.14(a)(i).

“Reinvestment Notice”: Each notice required to be delivered by the Collateral Manager in respect of any Reinvestment of Principal Collections pursuant to Section 3.2(b) in the form of Exhibit A-3.

“Reinvestment Period”: The period commencing on the Closing Date and ending on the day preceding the Reinvestment Period End Date, as such period may be extended by mutual agreement of the parties hereto (in their sole and absolute discretion).

“Reinvestment Period End Date”: The earliest to occur of (a) the date of the declaration of the Reinvestment Period End Date pursuant to Section 9.2(a), (b) the Termination Date pursuant to Section 9.2(a), (c) the date of the termination of all of the Commitments pursuant to Section 2.3(a), (d) the Scheduled Reinvestment Period End Date, or (e) a Collateral Manager Event of Default.

“Relevant Governmental Body”: The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period”: With respect to any Loan, the relevant test period for the calculation of Net Senior Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale Agreement”: The Loan Sale Agreement, dated as of January 15, 2015, by and between the Seller and the Borrower, as the same has been amended, modified, restated, or supplemented from time to time.

“Sale Proceeds”: With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out-of-pocket expenses of the Borrower, the Collateral Manager and the Collateral Agent incurred in connection with any such sale.

“Scheduled Distribution”: With respect to any Loan, for each due date, the scheduled payment of principal and/or interest due on such due date with respect to such Loan, determined in accordance with the applicable Underlying Instrument.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Reinvestment Period End Date”: July 18, ~~2021~~2023 (or, if such day is not a Business Day, the next succeeding Business Day).

“SEC”: The Securities and Exchange Commission or any successor Governmental Authority.

“Second Delayed Funding Notice”: The meaning specified in Section 2.2(e)(iii).

“Second Delayed Funding Notice Amount” The meaning specified in Section 2.2(e)(iii).

“Second-Lien Broadly Syndicated Loan”: A Second Lien Loan that is a Broadly Syndicated Loan.

“Second Lien Loan”: Any Loan that (i) is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting collateral for the Loan, subject only to (i) the prior lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other expressly permitted liens under the applicable Underlying Instruments for such Loan, including those set forth in “permitted liens” as defined in such Underlying Instruments, or such comparable definition if “permitted liens” is not defined therein, and (ii) provides that the payment obligation of the Obligor on such Loan is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor. Notwithstanding the foregoing, if, at any time, the Senior Debt / EBITDA Ratio of an Obligor with respect to a Loan that otherwise qualifies as a First Lien Loan and is not a Broadly Syndicated Loan exceeds 4.50 to 1.00, the portion of such Loan in a principal amount that results in such excess shall be treated as a Second-Lien Loan for Advance Rate and Concentration Limit purposes.

“Shareholders’ Equity”: On any date of determination, the amount determined on a consolidated basis and without duplication, and in accordance with GAAP of shareholders’ equity for the Collateral Manager and its Subsidiaries at such date.

“Sixth Amendment Closing Date”: July 2, 2021.

“SOFR”: With respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Structured Finance Obligation”: Any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and mortgage-backed securities.

“Subordinated Collateral Management Fee”: The fee payable to the Collateral Manager on each Payment Date in arrears in respect of each Collection Period in accordance with the provisions of Sections 2.7(a) and (b) or Section 2.8, as applicable, which fee shall be equal to (i) the average daily Outstanding Balance of all Loans during the Collection Period related to such Payment Date multiplied by (ii) a rate equal to the Subordinated Collateral Management Fee Rate.

“Subordinated Collateral Management Fee Rate”: 0.00% per annum.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Loan”: The meaning specified in Section 2.14(b)(i).

“Substitution”: The meaning specified in Section 2.14(b)(i).

“Synthetic Security”: A security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tangible Net Worth”: At any date, the amount determined on a consolidated basis and without duplication, and in accordance with GAAP of shareholders’ equity less the purchase price of acquired businesses in excess of the fair market value of tangible net assets, other items of goodwill, patents, trademarks, trade names, copyrights, organization expense, unamortized debt discount and expense, and other intangibles for the Equityholder and its Subsidiaries at such date.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology-Driven Growth Company”: A company for which a substantial portion of its regularly recurring revenue is generated by selling technology or technology related services, as determined by the Collateral Manager in accordance with its underwriting standards and otherwise in a commercially reasonable manner

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Facility Maturity Date, and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Term SOFR”: For the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Debt/EBITDA Ratio”: For any Obligor, the ratio of (x) Indebtedness of such Obligor less unrestricted cash of such Obligor, to (y) EBITDA of such Obligor.

“Total Net Leverage Ratio”: With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Total Net Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of (i) total Indebtedness (including, without limitation, such Loan) of the applicable Obligor as of the date of determination minus the Unrestricted Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower or the Collateral Manager in good faith.

“Tranche Size”: With respect to any Loan, the dollar value of the tranche of Indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower; provided that any pari passu tranche of Indebtedness that is broadly syndicated with the same material terms and issued by the same Obligor pursuant to the same Underlying Instruments may be included in the calculation of Tranche Size in the sole discretion of the Administrative Agent.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Fee Letter, the Securities Account Control Agreement, each Variable Funding Note, any Joinder Supplement, any Transferee Letter and the Collateral Agent Fee Letter.

“Transferee Letter”: The meaning specified in Section 13.16.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Assets”: With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including, without limitation, to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”: The loan agreement, credit agreement or other agreement pursuant to which a Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or of which the holders of such Loan are the beneficiaries.

“United States” or “U.S.”: The United States of America.

“Unitranche Loan”: Any Loan that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting collateral for the Loan, subject to expressly permitted Liens, including any “permitted liens” as defined in the applicable

“Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the applicable Cut-Off Date of such Loan or any Loan with respect to which a Warranty Event has occurred.

“Weighted Average Life”: As of any date of determination with respect to all Eligible Loans, the number of years following such date obtained by summing the products obtained for each of the Eligible Loans, by multiplying: (a) the Average Life of each such Eligible Loan as at such date of determination, by the Outstanding Balance of such Eligible Loan, and dividing such sum by: (b) the aggregate Outstanding Balance of all Eligible Loans.

“Weighted Average Life Test”: As of any date of determination, that the Weighted Average Life of all Eligible Loans is equal to or less than six years.

“Weighted Average Moody’s Rating Factor”: The number (rounded up to the nearest whole number) determined by:

(a)

summing the products of (i) the Outstanding Balance of the Eligible Loans included in the Collateral (excluding Eligible Loans subject to an “event of default” (however described in the underlying documentation for such Eligible Loans) and excluding Middle Market Loans) multiplied by (ii) the Moody’s Rating Factor of such Eligible Loans, and

(b)

dividing such sum by the Outstanding Balance of all Eligible Loans included in the Collateral (excluding Eligible Loans subject to an “event of default” (however described in the underlying documentation for such Eligible Loans) and excluding Middle Market Loans) as of such date.

“Weighted Average Spread”: As of any date of determination with respect to all Eligible Loans, the spread obtained by summing the products obtained for each of the Eligible Loans that are Floating Rate Loans, by multiplying: (a) the spread of each such Eligible Loan, by the maximum committed funding amount, and dividing such sum by: (b) the aggregate maximum committed funding amounts of all Eligible Loans that are Floating Rate Loans.

“Weighted Average Spread Test”: As of any date of determination, a test that is satisfied if the Weighted Average Spread of all Eligible Loans that are Floating Rate Loans is equal to or greater than 4.50%.

“Withholding Agent”: The Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zero-Coupon Loan”: Any Loan that at the time of purchase does not by its terms provide for the payment at least a portion of the interest in cash.

Advance. Notwithstanding anything to the contrary herein, no Lender shall make any Advance if, after giving effect to such Advance and the addition to the Collateral of the Eligible Loans to be acquired by the Borrower with the proceeds of such Advance, (i) in the sole discretion of any such Lender, a Default or Event of Default would or could reasonably be expected to result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base.

(d) (i) If the Administrative Agent notifies a Lender, Collateral Agent, Secured Party or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii) A notice of the Administrative Agent to any Unintended Recipient under this clause (d) shall be conclusive, absent manifest error.

(e) If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates):

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii) that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(f) The Borrower and each other party hereby agrees that the receipt by Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or any other party.

(g) ~~(d)~~ The Borrower may, with the written consent of the Administrative Agent, add additional Persons who satisfy the requirements set forth in Section 13.16 as Lenders and increase the Commitments hereunder; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower a Transferee Letter and a Joinder Supplement and a representation letter in the form of Exhibit H.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Sections 2.1(a), (b) and (c) the Borrower may request an Advance from the Lenders by delivering to the Lenders at certain times the information and documents set forth in this Section 2.2.

(b) With respect to all Advances, no later than 2 p.m. on the Business Day immediately preceding the proposed Funding Date, the Borrower shall deliver:

(i) to the Administrative Agent and the Collateral Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent, each Lender and the Collateral Agent a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) which shall (i) specify the desired amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base and must be at least equal to $500,000 and shall be in integral multiples of $10,000 in excess thereof, to be allocated to each Lender in accordance with its Pro Rata Share, (ii) specify the proposed Advance Date of such Advance, (iii) specify the Loan(s) to be financed on such Advance Date (including the appropriate file number, Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan), and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable; provided, however, if the Borrower receives a Delayed Funding Notice in accordance with Section 2.2(e) by 6:00 p.m. on the Business Day prior to the Advance Date of any proposed Advance, the Borrower shall have the right to revoke the Funding Notice in respect of such Advance by providing the Administrative Agent written notice, by telecopy or electronic mail, of such revocation no later than 10:00 a.m. on the proposed Advance Date for such Advance. If any Funding Notice is received by the Administrative Agent, the Collateral Agent and each Lender after 2:00 p.m. on the Business Day immediately preceding the proposed Funding Date or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent, the Collateral Agent and each Lender at 9:00 a.m. on the next Business Day.

(c) On the proposed Advance Date, subject to the limitations set forth in Sections 2.1(a), (b) and (c) upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing either (x) the Advances Outstanding to exceed the Borrowing Base or (y) the cumulative amount of Advances to exceed the Commitments.

(d) On each Advance Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e) With respect to any Advance:

(i) a Delayed Funding Lender, upon receipt of any Funding Notice pursuant to Section 2.2(b), promptly (but in no event later than 6:00 p.m. on the Business Day prior to the proposed Advance Date of such Advance) may notify the Borrower in writing (a “Delayed Funding Notice”) of its election to designate such Advance as a delayed Advance (such Advance, a “Designated Delayed Advance”). If such Delayed Funding Lender’s Pro Rata Share of such Advance exceeds its Required Non-Delayed Amount (such excess amount, the “Permitted Delayed Amount”), then the Delayed Funding Lender shall also include in the Delayed Funding Notice the portion of such Advance (such amount as specified in the Delayed Funding Notice, not to exceed such Delayed Funding Lender’s Permitted Delayed Amount, the “Delayed Amount”) that the Delayed Funding Lender has elected to fund on a Business Day that is on or prior to the thirty-fifth (35th) day following the proposed Advance Date of such Advance (such date as specified in the Delayed Funding Notice, the “Delayed Funding Date”) rather than on the proposed Advance Date for such Advance specified in the related Funding Notice;

(ii) if (A) one or more Delayed Funding Lenders provide a Delayed Funding Notice to the Borrower specifying a Delayed Amount in respect of any Advance and (B) the Borrower shall not have revoked the notice of the Advance by 10:00 a.m. on the proposed Advance Date of such Advance, then the Borrower, by no later than 11:30 a.m. on such proposed Advance Date, may (but shall have no obligation to) direct each Available Delayed Amount Lender to fund an additional portion of such Advance on the proposed Advance Date equal to such Available Delayed Amount Lender’s Pro Rata Share of the least of (i) the aggregate Delayed Amount with respect to the proposed the Termination Date or on such later date as is agreed to in writing by the Borrower, the Collateral Manager, the Administrative Agent and the Lenders.

(d) On each of the ~~4th, 5th, 6th, 7th~~2nd and ~~8th~~3rd Payment Dates following the Reinvestment Period End Date and on the ~~Scheduled~~Facility Maturity Date, the Borrower shall reduce the Advances Outstanding by depositing in the Collection Account an amount equal to the Amortization Principal Reduction Amount applicable to each such Payment Date.

Section 2.4 Determination of Interest.

(a) The Collateral Agent shall determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Collection Period and shall advise the Collateral Manager and the Borrower thereof on the third Business Day prior to such Payment Date.

(b) No provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.

(c) No Interest shall be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Section 2.5 Notations on Variable Funding Notes.

Each Lender is hereby authorized to enter on a schedule attached to the VFN with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the VFN made by the applicable Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the outstanding Advances, as applicable, under each VFN. The failure of any Lender to make any such notation on the schedule attached to the applicable VFN shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6 Borrowing Base Deficiency Cures.

(a) Any Borrowing Base Deficiency may be cured by the Borrower taking one or more of the following actions in the aggregate amount necessary to cure such Borrowing Base Deficiency:

(i) crediting Cash into the Principal Collection Account;

(ii) repaying the applicable Advances Outstanding in accordance with Section 2.3(b); or

(iii) posting additional Eligible Loans and/or Permitted Investments as Collateral; provided that (x) the amount of any reduction of a Borrowing Base Deficiency pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans and (y) the use of this clause (iii) to cure a Borrowing Base

(12)     (i) unless a Default has occurred and is continuing, any remaining amounts shall be deemed released from the Lien of the Collateral Agent hereunder and distributed to, or at the direction of, the Borrower or (ii) if a Default has occurred and is continuing, to remain in the Interest Collection Account as Interest Proceeds.

(b)     On each Payment Date during the Reinvestment Period, so long as no Default or Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent to pay pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Principal Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1)     to the payment of amounts due under Sections 2.7(a)(1) - (11) (inclusive), in the order of priority set forth therein to the extent not paid thereunder;

(2)     (i) all remaining amounts (if any), ~~at the option of the Borrower (or the Collateral Manager on the Borrower’s behalf) shall (x)~~shall remain in the Principal Collection Account as Principal Collections ~~or (y) so long as no Default, Event of Default or Borrowing Base Deficiency exists or will exist after giving effect thereto, such amounts will be deemed released from the Lien of the Collateral Agent hereunder and distributed to, or at the direction of, the Borrower.~~. =

Section 2.8     Alternate Priority of Payments.

(a)     On (x) each Business Day (a) following the occurrence of and during the continuation of a Default or an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a) or (y) the date of (i) an Optional Sale or (ii) a termination of the Commitments pursuant to Section 2.3(a), and (y) on any Payment Date during the Amortization Period, the Collateral Manager (or, in the case of clause (x), after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the Collateral Agent to pay pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Collection Account to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1)     pro rata to (i) the Collateral Agent, in an amount equal to any accrued and unpaid Collateral Agent Fees and (ii) the Securities Intermediary, in an amount equal to any amounts payable to the Securities Intermediary under the Securities Account Control Agreement; provided, that the expenses and indemnities payable to the Collateral Agent and the Securities Intermediary under this Section 2.8(a)(1), together with the expenses and indemnities paid to the Collateral Agent and the Securities Intermediary pursuant provide (as promptly as possible and in any event no later than 60 days following receipt by the Borrower of such reasonable request) at least one credit rating agency designated by the Administrative Agent with all information and documents reasonably requested by such rating agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such rating agency’s review of the Transaction Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such rating agency in respect of the rating of the Variable Funding Notes.

(d)     For avoidance of doubt, in connection with the interpretation of clause (a) and (b) of this Section 2.12, any regulatory changes, rules, guidelines or directives under or issued in connection with Basel III or Dodd-Frank will be considered as a “change” hereunder, and will not be treated as having been adopted or having come into effect before the date hereof.

(e)     In determining any amount provided for in this Section 2.12, the Affected Party may use averaging and attribution methods substantially consistent with methods used for other, similarly situated parties.

~~(f) If a Eurodollar Disruption Event has occurred, the Administrative Agent shall so notify the Borrower, whereupon all Advances Outstanding of any affected Lender in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which such Interest accrues at the Base Rate, it being understood that, once such Eurodollar Disruption Event ceases to exist, such Lender shall notify the Borrower immediately and all Interest on Advances Outstanding of the such Lender shall immediately accrue at the LIBOR Rate. Notwithstanding the foregoing, if at any time the LIBOR Rate ceases to be published, or is likely to ceased to be published in the commercially reasonable judgment of the Administrative Agent, the Administrative Agent shall designate a new benchmark rate (which may include spread adjustments applicable to such rate) to be used to calculate the LIBOR Rate, which benchmark rate may be (a) such benchmark rate being used to calculate the interest rate payable on Loans representing not less than 30% of the Outstanding Balance of Floating Rate Loans, (b) such benchmark rate formally proposed or recommended (whether by letter, protocol, publication of standard terms or otherwise) by the Loan Syndication and Trading Association or the Alternative Reference Rates Committee (or such successor organization, as applicable) as a replacement benchmark rate for the applicable LIBOR Rate, or (c) such other benchmark rate as is otherwise consented to by the Collateral Manager; provided that if no such benchmark rate as described in clause (a) or (b) is available and the Administrative Agent and the Collateral Manager are unable to agree on a replacement rate pursuant to clause (c), all Advances Outstanding of any affected Lender in respect of which Interest accrues at the LIBOR Rate shall continue to accrue Interest at the Base Rate.~~

(f)     [RESERVED]

(g)     Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation, provided that, the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.12 for any increased costs incurred or

Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Administrative Agent in its sole discretion), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(iii)     such Defaulting Lender shall not be entitled to receive any Non-Usage Fee or Commitment Reduction Fee, as applicable, for any period during which that Lender is a Defaulting Lender (and under no circumstance shall the Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)     If the Administrative Agent determines in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section  2.18     Benchmark Replacement Setting.

(a)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current

Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, or in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Agreement or any other Transaction Document, or further action or consent of the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.

(b)     Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c)     Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section titled “Benchmark Replacement Setting,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section titled “Benchmark Replacement Setting.”.

(a)     Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current

Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Collection Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Collection Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(b)     Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for Loans based on the then-current Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loans based on the new Benchmark. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Interest that accrues based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Interest.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1     Conditions to Closing.

No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Administrative Agent or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a)     Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, in form and substance satisfactory to the Administrative Agent;

(b)     The Administrative Agent shall have received satisfactory evidence that each of the Borrower, the Seller and the Collateral Manager has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

OCSL SENIOR FUNDING II LLC

~~OCSI SENIOR FUNDING II LLC~~ By:
Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

SELLER:

OAKTREE SPECIALTY LENDING CORPORATION

By:
Name:
Title:

[Signatures Continued on the Following Page]

Signature Page to LSA

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Wells Fargo Bank, National Association

9062 Old Annapolis Rd.

Columbia, MD 21045

Attn: CDO Trust Services – ~~OCSI~~OCSL Senior Funding II LLC

Fax: 410-715-3748

Phone: 410-884-2000

Annex A to LSA

Annex B

Commitments

Lender	Commitment
Citibank, N.A.	$150,000,000

Annex D

Diversity Score Model

Diversity Score

Calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of an Eligible Loan, and is equal to the Outstanding ~~Principal~~ Balance of all Eligible Loans issued by that issuer and all Affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (i) one and (ii) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups (as set forth in Schedule VI of the Agreement) and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s industry classification group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200